Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports Second-quarter Results for Fiscal Year 2018

•	Revenue increases 6 percent to $35.2 billion.

•
GAAP[1] operating earnings declines 26 percent to $399 million, and GAAP diluted earnings per share (EPS) increases 226 percent to $3.33. Among other items, GAAP EPS includes $2.83 of transitional tax benefits.

•	Non-GAAP operating earnings increases 4 percent to $730 million, and non-GAAP EPS increases 13 percent to $1.51. Excluding a $0.20 benefit from tax reform, non-GAAP EPS is $1.31.

•	Company raises FY18 outlook to reflect the benefits of U.S. tax reform.

•	Board of directors approves new $1 billion share repurchase authorization.

DUBLIN, Ohio, Feb. 8, 2018 - Cardinal Health (NYSE: CAH) today reported second-quarter fiscal year 2018 revenue of $35.2 billion, an increase of 6 percent. The company also reported a decline in GAAP operating earnings of 26 percent to $399 million and an increase in GAAP diluted earnings per share (EPS) of 226 percent to $3.33. GAAP EPS included, among other items, $2.83 of transitional tax benefits related to the enactment of U.S. tax reform discussed below. Non-GAAP operating earnings increased 4 percent to $730 million, while non-GAAP EPS increased 13 percent to $1.51. Excluding a $0.20 benefit from a lower tax rate applied to year-to-date non-GAAP pre-tax earnings due to U.S. tax reform, non-GAAP EPS for the quarter was $1.31, a 2 percent decrease from non-GAAP EPS in the prior-year quarter.
“Overall, we are very pleased with the quarter,” said Mike Kaufmann, CEO of Cardinal Health. “Our Pharmaceutical Distribution business performed better than expected, and we continue to see strong growth in Specialty Solutions. In the Medical segment, the integration of the Patient Recovery business is progressing as planned, and we are excited by the opportunities in that business. In addition, we remain encouraged by how well our value proposition is resonating with customers.

“As we look to the remainder of the year,” Kaufmann continued, “we anticipate our overall operating performance to be as expected.”

Q2 FY18 summary

	Q2 FY18		Q2 FY17		Y/Y
Revenue	$35.2	billion	$33.1	billion	6%
Operating earnings	$399	million	$542	million	(26)%
Non-GAAP operating earnings	$730	million	$701	million	4%
Net earnings attributable to Cardinal Health, Inc.	$1.1	billion	$324	million	225%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$478	million	$427	million	12%
Diluted EPS attributable to Cardinal Health, Inc.	$3.33		$1.02		226%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.51		$1.34		13%

U.S. tax reform

The enactment of the U.S. Tax Cuts and Jobs Act (“U.S. tax reform”) has two primary components impacting Cardinal Health’s financial results. First, there is a tax benefit included in earnings that reflects the impact of applying a lower federal tax rate to U.S. earnings. Given the company’s June 30 fiscal year end, the lower tax rate will be phased in across fiscal years 2018 and 2019, resulting in a U.S. statutory federal rate of approximately 28 percent for fiscal year 2018. For the quarter ended Dec. 31, 2017, the application of this lower tax rate to fiscal year-to-date U.S. earnings resulted in a benefit of $0.20 per share. Any impact on the tax benefit from future changes in the estimated effective tax rate will be reflected in the applicable period of the change in estimate.

Cardinal Health

Second, as part of U.S. tax reform, the company recorded transitional tax benefits totaling $2.83 per share. These benefits reflected the re-measurement of Cardinal Health’s net U.S. deferred tax liabilities and assets at the lower federal rate of 21 percent, partially offset by the required U.S. repatriation tax on undistributed foreign earnings. As these tax reform benefits are estimated, the company may record adjustments to these amounts during the next 12 months. These transitional tax benefits are excluded from the company’s reported non-GAAP earnings.

Fiscal year 2018 outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
The company is raising its outlook for fiscal 2018 non-GAAP EPS to $5.25-$5.50, to reflect $0.40 per share of benefit from the lower federal rate due to U.S. tax reform.

Segment results
Pharmaceutical segment
Second-quarter revenue for the Pharmaceutical segment increased 5 percent to $31.1 billion due to sales growth from pharmaceutical and specialty distribution customers, which was partially offset by the previously announced expiration of a large, mail-order customer contract.

Segment profit for the quarter decreased 4 percent to $514 million, which was driven by costs related to the company’s ongoing investment in its Pharmaceutical IT platform, as well as the company’s generics program performance. These were partially offset by strong performance in the Specialty Solutions business.

	Q2 FY18		Q2 FY17		Y/Y
Revenue	$31.1	billion	$29.7	billion	5%
Segment profit	$514	million	$537	million	(4)%
Medical segment
Second-quarter revenue for the Medical segment increased 19 percent to $4 billion, which was driven by contributions from the acquisition of the Patient Recovery business and, to a lesser extent, new and existing customers.

Segment profit increased 38 percent to $220 million, driven by contributions from the acquisition of the Patient Recovery business, which were partially offset by performance in Cardinal Health Branded products, including Cordis. Segment profit for the quarter included the impact of the Patient Recovery business inventory fair value step-up expense. Excluding the $22 million step-up in the quarter, year-over-year Medical segment profit growth was 52 percent.

	Q2 FY18		Q2 FY17		Y/Y
Revenue	$4.0	billion	$3.4	billion	19%
Segment profit	$220	million	$159	million	38%

Additional second-quarter and recent highlights

•
The Cardinal Health board of directors approved a new authorization to repurchase up to $1 billion of Cardinal Health common shares, which will expire on Dec. 31, 2020. With this new authorization, Cardinal Health is now authorized to repurchase up to $1.3 billion of its common shares.

•	The company closed its divestiture of its Cardinal Health China distribution business on Feb. 1 with net proceeds of approximately $800 million.

•
Cordis and Medinol announced U.S. Food and Drug Administration approval of the EluNIR™ drug-eluting stent for the treatment of patients with narrowing or blockages to their coronary arteries. The companies also announced treatment of the first patients in the United States with the device following its approval.

•
The company launched the Opioid Action Program, aimed at helping communities in four of the nation's hardest-hit states combat the opioid epidemic. The pilot program will deliver much needed front-line assistance to help prevent opioid abuse and support first responders in Ohio, Kentucky, Tennessee and West Virginia.

Cardinal Health

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.
Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until Feb. 7, 2019.

Upcoming webcasted investor events

•	Leerink Partners 7th Annual Global Healthcare Conference on Feb. 15 at 9 a.m. in New York City

•	2018 RBC Capital Markets Global Healthcare Conference on Feb. 21 at 8:30 a.m. in New York City

•	Cowen 38th Annual Health Care Conference on March 12 at 11:20 a.m. in Boston

•	Barclays Global Healthcare Conference on March 13 at 9 a.m. in Miami

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

[1]
GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; risks associated with the recently completed acquisition of the Patient Recovery Business, including the ability to retain the acquired businesses’ customers and employees, the ability to successfully integrate the acquired businesses into our operations and the ability to achieve the expected synergies as well as accretion in earnings; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including proposals to modify or repeal the Affordable Care Act; uncertainties with respect to the recently enacted Tax Cuts and Jobs Act, including the ability to realize the benefits of, and manage the potential impact from certain provisions of the Act; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of ongoing investigations and of any action by any governmental or regulatory authority, including litigation or reputational harm arising from the distribution of opioids; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Feb. 8, 2018. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter
(in millions, except per common share amounts)	2018	2017	% Change
Revenue	$35,186	$33,150	6%
Cost of products sold	33,325	31,548	6%
Gross margin	1,861	1,602	16%

Operating expenses:
Distribution, selling, general and administrative expenses	1,131	910	24%
Restructuring and employee severance	21	7	N.M.
Amortization and other acquisition-related costs	184	115	N.M.
Impairments and (gain)/loss on disposal of assets, net	68	9	N.M.
Litigation (recoveries)/charges, net	58	19	N.M.
Operating earnings	399	542	(26)%

Other (income)/expense, net	(5)	7	N.M.
Interest expense, net	87	44	96%
Earnings before income taxes	317	491	(35)%

Provision for/(benefit from) income taxes	(736)	167	(541)%
Net earnings	1,053	324	225%

Less: Net earnings attributable to noncontrolling interests	—	—	N.M.
Net earnings attributable to Cardinal Health, Inc.	$1,053	$324	225%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$3.35	$1.02	228%
Diluted	3.33	1.02	226%

Weighted-average number of common shares outstanding:
Basic	315	318
Diluted	316	319

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Year-to-Date
(in millions, except per common share amounts)	2018	2017	% Change
Revenue	$67,827	$65,189	4%
Cost of products sold	64,294	61,997	4%
Gross margin	3,533	3,192	11%

Operating expenses:
Distribution, selling, general and administrative expenses	2,193	1,831	20%
Restructuring and employee severance	153	16	N.M.
Amortization and other acquisition-related costs	368	237	N.M.
Impairments and (gain)/loss on disposal of assets, net	68	12	N.M.
Litigation (recoveries)/charges, net	90	20	N.M.
Operating earnings	661	1,076	(39)%

Other (income)/expense, net	(4)	3	N.M.
Interest expense, net	168	88	91%
Loss on extinguishment of debt	2	—	N.M.
Earnings before income taxes	495	985	(50)%

Provision for/(benefit from) income taxes	(675)	351	(292)%
Net earnings	1,170	634	85%

Less: Net earnings attributable to noncontrolling interest	(2)	(1)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$1,168	$633	85%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$3.70	$1.99	86%
Diluted	3.68	1.97	87%

Weighted-average number of common shares outstanding:
Basic	315	319
Diluted	317	321

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and equivalents	$1,249	$6,879
Trade receivables, net	7,664	8,048
Inventories, net	12,087	11,301
Prepaid expenses and other	1,972	2,117
Assets held for sale	2,216	—
Total current assets	25,188	28,345

Property and equipment, net	2,547	1,879
Goodwill and other intangibles, net	14,366	9,207
Other assets	804	681
Total assets	$42,905	$40,112

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,194	$17,906
Current portion of long-term obligations and other short-term borrowings	702	1,327
Other accrued liabilities	1,890	1,988
Liabilities related to assets held for sale	1,339	—
Total current liabilities	23,125	21,221

Long-term obligations, less current portion	9,057	9,068
Deferred income taxes and other liabilities	3,091	2,877

Redeemable noncontrolling interests	13	118

Total Cardinal Health, Inc. shareholders' equity	7,599	6,808
Noncontrolling interests	20	20
Total shareholders’ equity	7,619	6,828
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$42,905	$40,112

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2018	2017	2018	2017
Cash flows from operating activities:
Net earnings	$1,053	$324	$1,170	$634

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	291	166	520	339
Loss on extinguishment of debt	—	—	2	—
Impairments and loss on sale of other investments	—	3	6	3
Impairments and loss on disposal of assets, net	67	9	68	12
Share-based compensation	23	24	40	47
Provision for bad debts	24	22	49	29
Change in operating assets and liabilities, net of effects from acquisitions:
Decrease/(increase) in trade receivables	(258)	160	(617)	(146)
Increase in inventories	(614)	(996)	(995)	(1,294)
Increase in accounts payable	811	1,284	2,107	1,563
Other accrued liabilities and operating items, net	(1,118)	(442)	(890)	(529)
Net cash provided by operating activities	279	554	1,460	658

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(2)	(2)	(6,141)	(11)
Additions to property and equipment	(101)	(113)	(168)	(213)
Purchase of available-for-sale securities and other investments	(3)	(73)	(6)	(125)
Proceeds from sale of available-for-sale securities and other investments	1	38	65	72
Proceeds from maturities of available-for-sale securities	—	22	—	39
Proceeds from divestitures and disposal of property and equipment and held for sale assets	—	1	1	1
Net cash used in investing activities	(105)	(127)	(6,249)	(237)

Cash flows from financing activities:
Payment of contingent consideration obligation	(2)	—	(17)	—
Net change in short-term borrowings	161	8	155	33
Purchase of noncontrolling interests	(103)	(2)	(106)	(12)
Proceeds from long-term obligations, net of issuance costs	3	—	3	—
Reduction of long-term obligations	(1)	(59)	(403)	(60)
Proceeds from interest rate swap terminations	—	—	—	14
Net tax proceeds/(withholdings) from share-based compensation	2	9	(16)	—
Excess tax benefits from share-based compensation	—	2	—	32
Dividends on common shares	(146)	(144)	(296)	(293)
Purchase of treasury shares	—	(350)	(150)	(600)
Net cash used in financing activities	(86)	(536)	(830)	(886)

Effect of exchange rates changes on cash and equivalents	(2)	(11)	7	(10)
Cash reclassified to assets held for sale	(18)	—	(18)	—

Net increase/(decrease) in cash and equivalents	68	(120)	(5,630)	(475)
Cash and equivalents at beginning of period	1,181	2,001	6,879	2,356
Cash and equivalents at end of period	$1,249	$1,881	$1,249	$1,881

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Information

	Second Quarter			Second Quarter
(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$31,146	$29,743	Amount	$4,044	$3,410
Growth rate	5%	5%	Growth rate	19%	8%

Segment profit			Segment profit
Amount	$514	$537	Amount	$220	$159
Growth rate	(4)%	(14)%	Growth rate[1]	38%	50%
Segment profit margin	1.65%	1.81%	Segment profit margin	5.43%	4.68%
1Segment profit includes a $22 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition for the three months ended December 31, 2017. Excluding the impact of the inventory fair value step up, Medical segment profit would have increased 52% for the three months ended December 31, 2017.
Supplemental Consolidated Information
Total consolidated revenue for the three months ended December 31, 2017 was $35,186 million, which included total segment revenue of $35,190 million and Corporate revenue of $(4) million. Total consolidated revenue for the three months ended December 31, 2016 was $33,150 million, which included total segment revenue of $33,153 million and Corporate revenue of $(3) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended December 31, 2017 were $399 million, which included total segment profit of $734 million and Corporate costs of $(335) million. Total consolidated operating earnings for the three months ended December 31, 2016 were $542 million, which included total segment profit of $696 million and Corporate costs of $(154) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Segment Information

	Year-to-Date			Year-to-Date
(in millions)	2018	2017	(in millions)	2018	2017
Pharmaceutical			Medical

Revenue			Revenue
Amount	$60,066	$58,505	Amount	$7,768	$6,690
Growth rate	3%	10%	Growth rate	16%	10%

Segment profit			Segment profit
Amount	$981	$1,071	Amount	$348	$286
Growth rate	(8)%	(17)%	Growth rate[1]	22%	39%
Segment profit margin	1.63%	1.83%	Segment profit margin	4.48%	4.28%
1Segment profit includes a $64 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition for the six months ended December 31, 2017. Excluding the impact of the inventory fair value step up, Medical segment profit would have increased 44% for the six months ended December 31, 2017.
Supplemental Consolidated Information
Total consolidated revenue for the six months ended December 31, 2017 was $67,827 million, which included total segment revenue of $67,834 million and Corporate revenue of $(7) million. Total consolidated revenue for the six months ended December 31, 2016 was $65,189 million, which included total segment revenue of $65,195 million and Corporate revenue of $(6) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the six months ended December 31, 2017 were $661 million, which included total segment profit of $1,329 million and Corporate costs of $(668) million. Total consolidated operating earnings for the six months ended December 31, 2016 were $1,076 million, which included total segment profit of $1,357 million and Corporate costs of $(281) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Operating	Earnings	Provision for/
		Earnings	Before	(Benefit from)		Net		Diluted
	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2]	Growth Rate
	Second Quarter 2018
GAAP	$399	(26)%	$317	$(736)	$1,053	225%	$3.33	226%
Restructuring and employee severance	21		21	(2)	23		0.07
Amortization and other acquisition-related costs	184		184	41	143		0.46
Impairments and (gain)/loss on disposal of assets, net	68		68	(43)	111		0.35
Litigation (recoveries)/charges, net	58		58	17	41		0.13
Transitional tax benefit, net[3]	—		—	894	(894)		(2.83)
Non-GAAP	$730	4%	$648	$171	$478	12%	$ 1.51[4]	13%

	Second Quarter 2017
GAAP	$542	(4)%	$491	$167	$324	—%	$1.02	4%
LIFO charges/(credits)	9		9	4	5		0.02
Restructuring and employee severance	7		7	2	5		0.01
Amortization and other acquisition-related costs	115		115	39	76		0.24
Impairments and (gain)/loss on disposal of assets, net	9		9	3	6		0.02
Litigation (recoveries)/charges, net	19		19	7	12		0.04
Non-GAAP	$701	(4)%	$650	$222	$427	(1)%	$1.34	3%

	Year-to-Date 2018
GAAP	$661	(39)%	$495	$(675)	$1,168	85%	$3.68	87%
Restructuring and employee severance	153		153	45	108		0.34
Amortization and other acquisition-related costs	368		368	98	270		0.85
Impairments and (gain)/loss on disposal of assets, net	68		68	(43)	111		0.35
Litigation (recoveries)/charges, net	90		90	30	60		0.19
Loss on extinguishment of debt	—		2	1	1		—
Transitional tax benefit, net[3]	—		—	894	(894)		(2.82)
Non-GAAP	$1,340	(2)%	$1,175	$350	$823	—%	$ 2.60[4]	1%

	Year-to-Date 2017
GAAP	$1,076	(9)%	$985	$351	$633	(11)%	$1.97	(8)%
LIFO charges/(credits)	9		9	4	5		0.02
Restructuring and employee severance	16		16	6	10		0.03
Amortization and other acquisition-related costs	237		237	79	158		0.49
Impairments and (gain)/loss on disposal of assets, net	12		12	4	8		0.02
Litigation (recoveries)/charges, net	20		20	8	12		0.04
Non-GAAP	$1,370	(6)%	$1,279	$452	$826	(7)%	$2.57	(4)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3Reflects the estimated net transitional benefit from the re-measurement of our deferred tax assets and liabilities partially offset by the repatriation tax on cash and earnings of foreign subsidiaries.  We have not yet completed our analysis of the impact of the Tax Act and, as such, these amounts are provisional estimates and we may record additional provisional amounts or adjustments to the provisional amounts in future periods.
4Non-GAAP EPS for the three and six months ended December 31, 2017 includes a $0.20 benefit from applying a lower federal tax rate to our year-to-date U.S. pre-tax non-GAAP earnings. Excluding this benefit, non-GAAP EPS would have been $1.31 and $2.40 for the three and six months ended December 31, 2017, respectively.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
Restructuring and employee severance costs are excluded because they relate to programs in which we fundamentally change our operations and because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

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Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt financing transactions.

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Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact during the one-year measurement period of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the estimate for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings, both of which are subject to adjustment during an up to 12 month measurement period.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.

The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2018 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.47 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013. During the second quarter of fiscal 2018, the excluded items have increased the Company’s EPS by $1.82, which includes a $2.83 transitional tax benefit related to the Tax Cuts and Jobs Act.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, and (7) transitional tax benefit, net) divided by (earnings before income taxes adjusted for the first six items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, (6) loss on extinguishment of debt, each net of tax, and (7) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.